Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-119338

[LOGO]  DEARBORN CAPITAL
        MANAGEMENT, L.L.C.                                          May 13, 2005


       SUPPLEMENT DATED MAY 13, 2005 TO PROSPECTUS DATED DECEMBER 1, 2004


Dear Investor(s):


                GRANT PARK FUTURES FUND APRIL PERFORMANCE UPDATE

                                                                       2005
FUND                                                    APRIL          YTD                   TOTAL NAV        NAV/UNIT
GRANT PARK FUTURES FUND CLASS A UNITS                  -5.05%         -8.13%                  $59.6M         $1,013.840
GRANT PARK FUTURES FUND CLASS B UNITS                  -5.12%         -8.42%                  $ 219M         $  903.135

                                                                       2005      % OF
TRADING ADVISORS                                        APRIL          YTD        FUND
    Rabar Market Research (Div)                        -7.11%        -13.71%       20%
    EMC Capital Management (Classic)                   -4.59%         -4.98%       20%
    Eckhardt Trading (Global)                          -0.16%         -4.33%        9%
    Graham Capital Management (GDP)                    -5.61%        -12.64%       21%
    Winton Capital Management (Div)                    -4.28%         -0.84%       19%
    Saxon Investment Corp (Div)                        -6.27%         -9.53%       11%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

Performance for the Grant Park Futures Fund was negative for the month of April. The Fund sustained losses in most trading sectors for the month. Positions in the energy, stock index, currency, metals and agricultural/soft sectors posted losses, while positions in the fixed income sector helped to partially offset those losses.

ENERGY
Long positions in the energy sector were dealt setbacks as crude, heating oil and unleaded gas prices reversed downward mid-month on weak U.S. economic data and climbing inventories. U.S. crude inventories reached their highest level since May 2002, helped in part by an increase in OPEC production. Natural gas prices were also weaker, as most of the U.S. experienced a milder-than-normal end to winter/early spring.

STOCK INDICES
The stock index sector suffered losses on both long and short positions across the globe. Short positions in the Hang Seng during the early part of the month were particularly hard hit as the index rallied substantially. The rally was fueled by speculation of a Chinese Yuan revaluation which encouraged inflows into stocks and eased concerns over a rapid rise in local interest rates. Long positions in the Nikkei, the German DAX and Paris CAC-40 also sustained losses as world equity prices softened on weak U.S. economic news, a reduction in economic growth forecasts for the euro-zone, and disappointing earnings reports from a number of U.S. companies.




            555 West Jackson Suite 600 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax    800.217.7955
     Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

CURRENCIES
The currency sector recorded additional losses as long U.S. dollar positions against most major currencies were hurt by the aforementioned weak economic news.

Long positions in both the metals and agricultural/softs sectors also posted losses. On the brighter side, profits were generated in long global fixed income positions. Prices benefited from the negative data on the U.S. economy as investors reasoned that any future hikes in U.S. interest rates would be kept to a minimum. Prices were further supported by a "flight to quality" premium in the wake of falling energy and equity prices.

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.





Sincerely,


/s/ David Kavanagh

David Kavanagh
President


Enclosures




              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
                 FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK
                      AND IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

  DAILY FUND PERFORMANCE IS AVAILABLE ON OUR WEBSITE AT WWW.DEARBORNCAPITAL.COM
    ALONG WITH WEEKLY COMMENTARY. PLEASE E-MAIL FUNDS@DEARBORNCAPITAL.COM TO
     REQUEST ACCESS. WEEKLY PERFORMANCE INFORMATION IS ALSO AVAILABLE ON OUR
       PERFORMANCE HOTLINE AT (312)788-2272 OR (866) 516-1574 (TOLL FREE).


            555 West Jackson Suite 600 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax    800.217.7955
     Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

                     PARK GRANT FUTURES FUND, LIMITED PARTNERSHIP
                                ACCOUNT STATEMENT
                       (PREPARED FROM BOOKS WITHOUT AUDIT)
                               FOR THE MONTH ENDED
                                 APRIL 30, 2005

STATEMENT OF INCOME
-------------------

                                               MONTH            YEAR TO DATE           MONTH            YEAR TO DATE
                                         (A UNITS) IN US $   (A UNITS) IN US $   (B UNITS) IN US $   (B UNITS) IN US $
TRADING INCOME (LOSS):
---------------------
Realized Trading Income (Loss)             (2,341,098)         (4,151,396)        (8,142,544)          (13,684,826)
Change in Unrealized Income (Loss)           (727,969)            (74,929)        (2,531,939)             (330,776)
Brokerage Commissions                         (46,449)           (208,673)          (161,555)             (691,521)
Exchange, Clearing Fees and NFA charges        (9,655)            (19,157)           (33,581)              (65,373)
Other Trading Costs                           (29,874)           (117,973)          (103,903)             (390,525)
Change in Accrued Commissions                   6,040               7,630             21,004                26,725
                                           ----------        ------------        -----------         -------------
NET TRADING INCOME (LOSS)                  (3,149,005)         (4,564,498)       (10,952,518)          (15,136,296)
                                           ----------        ------------        -----------         -------------
OTHER INCOME:
------------
Interest, U.S. Obligations                     61,561             238,948            214,116               793,868
Interest, Other                                71,694             280,805            249,359               934,819
                                           ----------        ------------        -----------         -------------
TOTAL INCOME (LOSS)                        (3,015,750)         (4,044,745)       (10,489,043)          (13,407,609)
                                           ----------        ------------        -----------         -------------
EXPENSES:
--------
Incentive Fees to Trading Managers                  0             153,641                  0               517,515
Administrative Fees                            18,652              78,908             64,875               261,496
O&O Expenses                                   10,659              45,090            166,821               672,417
Brokerage Expenses                            333,079           1,409,068          1,204,819             4,856,339
Illinois Replacement Tax                            0                   0                  0                     0
                                           ----------        ------------        -----------         -------------
TOTAL EXPENSES                                362,390           1,686,707          1,436,515             6,307,767
                                           ----------          ----------        -----------         -------------
NET INCOME (LOSS)                          (3,378,140)         (5,731,452)       (11,925,558)          (19,715,376)
                                           ==========        ============        ===========         =============
STATEMENT OF CHANGES IN NET ASSET VALUE:
---------------------------------------
Beginning Balance                          66,600,231          69,683,894        227,109,329           219,970,138
Additions                                     339,700           3,457,720          5,713,637            26,055,689
Net Income (Loss)                          (3,378,140)         (5,731,453)       (11,925,558)          (19,715,376)
Redemptions                                (3,979,670)         (7,828,040)        (1,924,318)           (7,337,361)
                                           ----------        ------------        -----------         -------------
BALANCE AT APRIL 30, 2005                  59,582,121          59,582,121        218,973,090           218,973,090
                                           ----------        ------------        -----------         -------------

Total Units Held at End of The Period                        58,768.77268                            242,459.00372
Net Asset Value Per Unit                                        1,013.840                                  903.135
Rate of Return                                  -5.05%              -8.13%             -5.12%                -8.42%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

                               /s/ David Kavanagh
                               ------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP